Exhibit 3

July 15, 2010

Mr. John S. Sokol
Chairman, Chief Executive Officer and President
Bancinsurance Corporation
250 E. Broad Street
Columbus, Ohio 43215

Dear John:

Fenist Acquisition Sub, Inc. (the "Company") and Fenist, LLC ("Parent") have advised us that Parent will acquire all of the outstanding capital stock of Bancinsurance Corporation ("Bancinsurance") pursuant to the merger of the Company with and into Bancinsurance (the "Merger"). In connection with the
Merger, the Company and the Parent require financing to pay a portion of the consideration to be paid to the holders of the common stock of Bancinsurance [and to pay certain fees and expenses related to the Merger and the financing described in this letter]. Fifth Third Bank (the "Lender") is pleased to advise you that it hereby commits to provide the Company and the Parent with such financing in the form of a senior secured credit facility (the "Credit Facility") in the maximum aggregate amount of $15.0 million, on mutually acceptable terms to be negotiated among the Company, the Parent and the
Lender.

I look forward to working closely with you on this transaction.

Sincerely,

/s/ William J. Whitley

William J. Whitley
Vice President
Fifth Third Bank